Exhibit 4.26

GTR GROUP PNC
(FORMERLY GAMES TRADER INC.)

AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN

ARTICLE I—PURPOSE OF THE PLAN

1.1  The purpose of the Plan is to provide officers, directors and employees of the Company or its Subsidiaries and any other persons providing ongoing management or consulting services to tie Company or its Subsidiaries with the opportunity to acquire a proprietary interest in the Company and thereby participate in the growth and development of the Company and its Subsidiaries.

ARTICLE II—DEFINITIONS

2.1  Where used herein, the following terms shall have the following meanings, respectively:

(a)  “Act” means the Securities Act (Ontario) as the same may be amended, re-enacted or replaced from time to time;

(b)  “Associate” shall have tie meaning given to it under the Act;

(c)  “Board of Directors” means the Board of Directors of the Company;

(d)  “Company” means GTR Group Inc. (formerly Games Trader Inc.) and includes any successor corporation thereto;

(e)  “Compensation Committee” shall mean the compensation committee of the Board of Directors as the same may be constituted from time to tie by the Board of Directors and any committee in succession to the compensation committee;

(f)  “Consultant” shall have the meaning given to it under Rule 45-503 of tie Act;

(g)  “Holder” means a person to whom an Option has been granted under the Plan;

(h)  “Insider” means:

(i)  an insider as defined in the Act, other than a person who falls within that definition solely by virtue of being a director or senior officer (as such term is defined in tie Act) of a Subsidiary; and

(ii)  an Associate of any person who is an insider by virtue of (i) above;

(i)  “Option” means an option to purchase Shares granted pursuant to the Plan;

(j)  “Outstanding Issue” means at any rime the number of Shares of the Company then issued and outstanding less the number of Shares issued pursuant to Share Compensation Arrangements within the previous 12 months;

(k)  “Plan” shall mean this GTR Group Inc.—Amended and Restated Incentive Stock Option Plan adopted by the Board of Directors on the 26th day of May, 2000, as from time to time amended or supplemented as herein provided;

(l)  “Shares” means common shares in the capital of the Company;

(m)  “Share Compensation Arrangements” means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of shares to one or more service providers, including a share purchase from treasury which is financially assisted by the company by way of a Ioan, guaranty or otherwise;

(n)  “Subsidiary” means, in respect of the Company, any corporation that is a “subsidiary”, as that term is defined in the Canada Business Corporation Act, of the Company; and

(o)  “U.S. Optionee” means any Holder who is a citizen or resident of the United States (including its territories, possessions and all areas subject to its jurisdiction).

ARTICLE III—OPTIONS

3.1  Shares Available.    The Board of Directors may at any time and from time to time, in accordance with this Plan, reserve and grant Options to purchase such number of treasury Shares which is not in excess of 6,000,000 Shares (subject to adjustment of such number pursuant to Article 5 hereof), or such greater number of Shares as shall have been duly approved by the Board of Directors and, if required by the rules and policies of The Toronto Stock Exchange or any other Stock Exchange on which the Shares may then be listed, by the shareholders of the Company.

3.2  Time of Issuance of Options.    The Board of Directors, on the recommendation of the Compensation Committee may from time to time grant Options pursuant to this Plan. Subject to the provisions of section 3.4, nothing herein shall be construed to prohibit the granting of Options at different times to the same person.

3.3  Persons Eligible.    Persons eligible to receive Options shall be such bona fide officers, directors and employees of the Company and/or its Subsidiaries or other persons or companies engaged to provide ongoing management or consulting services to the Company or its Subsidiaries, which, in the view of the Compensation Committee of the Board of Directors, demonstrate the potential; of becoming key personnel of, or performing valuable services for, the Company and its Subsidiaries, or persons to whom the Options are granted as an inducement of employment, as the Board of Directors, in its sole discretion, on the recommendations of the Compensation Committee, may determine. Notwithstanding anything to the contrary contained in the Plan, no Options may be granted to Insiders if such Options, together with any previously granted by the Company could result in:

(a)  the number of Shares reserved for issuance pursuant to the Plan or any other stock option plan to Insiders collectively exceeding 10% of the Outstanding Issue; or

(b)  the issuance to Insiders pursuant to the Share Compensation Arrangements, collectively within the 12 months immediately preceding or 12 months immediately following the date of grant of such Options, of a number of Shares exceeding 10% of the outstanding Issue; or

(c) the issuance to any one Insider and such Insider’s Associates pursuant to the Share Compensation Arrangements within the 12 months immediately preceding or 12 months immediately following the date of grant of such Options, of a number of Shares exceeding 5% of the Outstanding Issue.

3.4  Number of Shares to be Optioned.    The number of Shares to be optioned to any person shall be determined, in its sole discretion, by the Board of Directors, on the recommendation of the Compensation Committee, provided that the number of Shares reserved for issuance at any time to any one person pursuant to Share Compensation Arrangements shall not exceed 5% of the number of Shares of the Company then issued and outstanding.

3.5  Option Certificates.    An Option Certificate, in the form approved by the Board of Directors and signed by such officer(s) of the Company as the Board of Directors may from time to time determine, shall be issued to each Holder. The Option Certificate shall set out the option price and the terms and the conditions on which the Option may be exercised in accordance with the provisions of the Plan.

3.6  Assignability of Options.    Options and all rights thereunder shall be non-assignable and non-transferable by the Holder, provided that the personal representatives of a deceased Holder may exercise the rights enjoyed under any such Option at the time of his death subject, however, to the terms, conditions and limitations herein provided, In addition, no Option granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of on pain of nullity.

3.7  Option Price.    The price as which Shares may be purchased under any Option granted pursuant to this Plan shall be determined by the Board of Directors, on recommendation of the Compensation Committee, but shall in no circumstances be less than:

(i)  if the Shares are listed on The Toronto Stock Exchange, the closing price of the Share on The Toronto Stock Exchange on the last trading day prior to the grant of such Option and, if there is no such closing price, then the price at which Shares may be purchased under any Option granted pursuant to the Plan shall be not less than the simple average of the closing bid and ask prices on The Toronto Stock Exchange on the last trading day prior to the grant of such Option;

(ii)  if the Shares are not listed on The Toronto Stock Exchange, the closing price of the Shares on such stock exchange or over the counter market as the Company may be listed or quoted from time to time on the last trading day prior to the grant of such Option and, if there is no such closing price, then the price at which Shares may be purchased under any Option granted pursuant to the Plan shall be not less than the simple average of the quoted closing bid and ask prices on such stock exchange or over the counter market on the last trading day prior to the grant of such Option; or

ARTICLE V—U.S. OPTION HOLDER

5.1  Any Option granted under this Plan to a U.S. Optionee shall be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, of the United States (the “Code”). No provision of this Plan, as it may be applied to a U.S. Optionee, shall be construed so as to be inconsistent with any provision of Section 422 of the Code. Notwithstanding anything in this Plan contained to the contrary, the following provisions shall apply to each U.S. Optionee:

(a)  Options shall only be granted to U.S. Optionees who are, at the time of grant, officers, key employees or directors of the Company or a Subsidiary. Any director of the Company who is a U.S. Optionee shall be ineligible to vote upon the granting of such Option;

(b)  the aggregate fair market value (determined as of the time the Option is granted) of the Shares exercisable for the first time by a U.S. Optionee during any calendar year under this Plan and all other stock option plans, within the meaning of Section 422 of the Code, of the Company or a Subsidiary shall nor exceed U.S. $100,000;

(c)  the purchase price for Shares under each Option granted to a U.S. Optionee pursuant to this Plan shall be as determined in Section 3.7 and, in any event, shall be not less than the fair market value of such Shares at the time the Option is granted, as determined in good faith by the directors at such time;

(d)  if any U.S. Optionee to whom an Option is to be granted under the Plan at the time of the grant of such Option is the owner of shares possessing more than 10% of the total combined voting power of all classes of shares of the Company, then the following special provisions shall be applicable to the Option granted to such individual:

(i)  the purchase price per Share subject to such Option shall not be less than 110% of the fair market value of one Share at the time of grant; and

(ii)  for the purposes of Article 5 only, the Option exercise period shall not exceed 5 years from the date of grant,

(e)  no Option may be granted hereunder to a U.S. Optionee following the expiry of 10 years after the date on which this Plan is adopted by the Board or the date the Plan is approved by the shareholders of the Company, whichever is earlier; and

(f)  no Option granted to a U.S. Optionee under the Plan shall become exercisable unless and until the Plan shall have been approved by the shareholders of the Company.

ARTICLE VI—ADJUSTMENTS

6.1  Adjustment of Optioned Share.    If, prior to the complete exercise of any Option, there shall be declared and paid a stock dividend upon the Shares of the Company or if such Shares shall be consolidated or subdivided or converted, exchanged or reclassified, or in any way substituted for, including without limitation, pursuant to an amalgamation, arrangement or merger, then the Option, to the extent that it has not been exercised, shall entitle the Holder upon the future exercise of the Option to such number and kind of securities or other property, subject to the terms of the Option, to which the Holder would have been entitled had the Holder actually owned the Shares subject to the unexercised portion of the Option at the time of the occurrence of such stock dividend, consolidation, conversion, subdivision, exchange, reclassification or substitution, and the aggregate purchase price upon the future exercise of the Option shall be the same as if originally optioned Shares of the Company were being purchased hereunder. If any such event should occur, the number of Shares reserved for issuance pursuant to the Plan shall be similarly adjusted.

ARTICLE VII—CHANGE OF CONTROL

7.1  If a bona fide offer (the “Offer’) for voting or equity shares is made to shareholders of the Company generally, or to a class of shareholders of the Company which, if Options were exercised, would include Holders, and which Offer, if accepted in whole or in part, would result in the offeror exercising control over the Company within the meaning of subsection l(3) of the Act then, notwithstanding section 3.8 but subject to the other provisions hereof:

(a)  The Board of Directors may give its express consent to the exercise of any Options which are outstanding although not yet exercisable at the time of the Offer in the manner hereinafter provided,

(b)  If the Board of Directors has so consented to the exercise of any Options outstanding at the time of the Offer, the Company shall, immediately after such consent has been given, notify each Holder currently holding an Option of the Offer, with full particulars thereof, together with a notice stating that, in order to permit the Holder to participate in the Offer, the Holder may, during the period that the Offer is open for acceptance (or, if no such period is specified, the period of 30 days following the date of such notice), exercise all or any potion of any such Option held by the Holder.

(c)  In the event that the Holder so exercises any such Option, such exercise shall be in accordance with Article 4 hereof, provided that, if necessary in order to permit the Holder to participate in the Offer, such Option shall be deemed to have been exercised and the issuance of Shares received upon such exercise (the “Optioned Shares”) shall be deemed to have occurred, effective as of the first day prior to the date on which the Offer was made.

(d)  If, upon the expiry of the applicable period referred to in subsection (b) above, the Offer is completed, and:

(i)  the Holder has not exercised the entire or any portion of such Option then, as of and from the expiry of such period, the Holder’s right to purchase the Shares covered by such Option shall not be exercisable, and shall expire and be null and void; and

(ii)  the Holder has exercised the entire or any portion of such Option, but has not tendered the Shares received in connection with such exercise to the Offer, then, as and from the expiry of such period, the Company may require the Holder to sell to the Company such Optioned Shares for a purchase price of $.001 per Optioned Share.

(e)  If:

(i)  the Offer is not completed (within the time specified therein, if applicable);

or

(ii)  all of the Optioned Shares tendered by the Holder pursuant to the Offer are not taken up and paid for by the offeror in respect thereof;

then the Optioned Shares or, in the case of paragraph (ii) above, the portion thereof that are not taken up and paid for by such offeror, shall be returned by the Holder to the Company for cancellation and the terms of the Option as set forth herein shall again apply to such Option, or the remaining portion thereof, as the case may be.

(f)  If any Optioned Shares are returned to the Company pursuant to subsection (e) above, the Company shall refund the option price to the Holder in respect of such Optioned Shares.

(g)  In no event shall the Holder be entitled to sell the Optioned Shares otherwise than pursuant to the Offer, except as provided in paragraph (d)(ii) above.

ARTICLE VIII—FRACTIONAL SHARES

8.1  No fractional shares may be purchased or issued under the Plan. If, as a result of any adjustment pursuant to Article 6 hereof, a Holder would become entitled to a fractional Share, he or she shall have the right to purchase only the next lower whole number of Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

ARTICLE IX—LIMITATIONS

9.1  The Company’s obligations to issue Shares in accordance with the terms of this Plan is subject to compliance with the laws, rules, and regulations of all public agencies and authorities applicable to the issuance and distribution of such Shares and to the listing of such Shares on any Stock Exchange on which the Shares of the Company may be listed. Each Holder agrees to comply with all such laws, rules and regulations and agrees to furnish to the Company all information and such undertakings as may be required to permit compliance with such laws, rules and regulations.

ARTICLE X—AMENDMENT OR DISCONTINUANCE OF THE PLAN

10.1  The Board of Directors may discontinue the Plan at any time, provided that such discontinuance may not alter or impair any Option previously granted to a Holder under the Plan. Subject to any necessary approval of The Toronto Stock Exchange or any other Stock Exchange on which the Shares may be listed, the Board of Directors may from time to time amend the Plan and the terms and the conditions of any Options thereafter to be granted and the Board of Directors, with the consent of the affected Holder of an Option, may from time to time amend the Plan and the terms and conditions of any Options which have been theretofore granted.

ARTICLE XI—MISCELLANEOUS PROVISIONS

11.1  Rights of Holders.    The Holder of an Option shall not have any rights as a shareholder of the Company with respect to any Shares covered by such Option until such Holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the aggregate exercise price in respect of which the Option is being exercised).

11.2  No Additional Rights Conferred.    Nothing in the Plan nor any Option shall confer upon any Holder any right to continue as an employee, officer or director of the Company or any Subsidiary or a consultant to the Company or a Subsidiary or affect in any manner the right of the Company or any Subsidiary to terminate a Holder’s employment or consulting contract at any time.

11.3  Approved Leave of Absence.    In the event a Holder shall go on an approved leave of absence, the Board of Directors may make such provision respecting continuance of the Option as the Board of Directors may deem equitable, except that in no event shall any Option be exercisable after the date specified in it for expiration. In making such equitable provisions for a Holder on leave of absence, the relationship between such person and the Company shall be treated as continuing for the purpose of this Plan.

Adopted by the Board of Directors of GTR GROUP INC.

By:	/s/ GEOFREY MYERS
Geofrey Myers Secretary